UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2013

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 25, 2013, United Stationers Inc. (“USI”) and its wholly owned subsidiary, United Stationers Supply Co. (“USSC”), entered into a Note Purchase Agreement (the “Agreement”) with the note purchasers identified therein (collectively, the “Note Purchasers”). Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC served as Joint Lead Placement Agents for the note offering. Pursuant to the Note Purchase Agreement, USSC will issue and the Note Purchasers will purchase an aggregate of $150 million of senior secured notes due January 15, 2021 (the “Notes”). The issuance of the Notes is scheduled to occur on January 15, 2014, subject to customary closing conditions. Interest on the Notes is payable semi-annually at a rate per annum equal to 3.75%. At the time USSC priced the notes, USSC terminated the seven-month forward, seven-year interest rate swap transaction it had entered into on June 11, 2013 with J.P. Morgan Chase Bank as the counterparty (the “June Swap”). The gain realized by USSC on the termination of the June Swap will initially be recorded as a component of Other Comprehensive Income on USI’s consolidated balance sheet and will be reclassified into earnings over the term of the notes. After giving effect to the impact of terminating the June Swap, the effective per annum interest rate on the Notes will be 3.66%.

The full principal amount of the Notes matures on January 15, 2021. If USSC elects to prepay some or all of the Notes prior to January 15, 2021, USSC will be obligated to pay a Make-Whole Amount calculated as set forth in the Agreement.

USSC intends to use $135 million of the proceeds from the sale of the Notes to repay the floating rate senior secured notes due October 15, 2014 issued by USSC (the “2007 Notes”). USSC intends to use the remaining net proceeds to reduce borrowings under the Fourth Amended and Restated Five-Year Revolving Credit Agreement between USSC, as the borrower, USI, as a credit party, certain listed financial institutions, and JPMorgan Chase Bank, N.A. (the “Credit Agreement”).

The Note Purchase Agreement includes financial and other covenants and other customary terms and conditions for indebtedness of this type. The maturity date for the debt may be accelerated upon the occurrence of various events of default specified in the Note Purchase Agreement, including breaches of the agreement, certain cross-default situations, certain bankruptcy-related situations, and other customary events of default for indebtedness of this type.

In connection with the Note Purchase Agreement, on November 25, 2013, USI entered into a Parent Guaranty in favor of the holders of the Notes (the “Parent Guaranty”) and all of USSC’s domestic subsidiaries entered into a Subsidiary Guaranty in favor of such holders (the “Subsidiary Guaranty”). Under the Parent Guaranty and the Subsidiary Guaranty, USI and its domestic subsidiaries unconditionally guaranty the payment of all amounts due and payable under the Note Purchase Agreement and the Notes.

The Notes are secured by a security interest in substantially all the assets of USI and its domestic subsidiaries (other than real estate and the receivables that are subject to the asset-backed securitization program maintained by USSC), granted pursuant to the Amended and Restated Pledge and Security Agreement with JPMorgan Chase Bank, N.A., as collateral agent for the lenders and other secured parties under the Credit Agreement, the holders of the 2007 Notes, and the holders of the Notes (the “Secured Parties”). JPMorgan Chase Bank, N.A., collateral agent under the Amended Security Agreement, is the agent and is a lender under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Note Purchase Agreement, the Notes, the Parent Guaranty and the Subsidiary Guaranty provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: November 25, 2013	/s/ Todd A. Shelton
Todd A. Shelton
Senior Vice President and Chief Financial Officer